Exhibit 99.1

February 11, 2013 09:23 ET

Omega Commercial Finance Corporation Secures $100-Million Equity Line From Private Equity Firm

MIAMI, FL--(Marketwire - Feb 11, 2013) - Omega Commercial Finance Corporation (OTCQB: OCFN), a publicly traded financial holding company, announced today that it has signed a Standby Equity Purchase Agreement for a $100,000,000 funding equity line with Lambert Private Equity LLC. OCFN plans to prudently utilize these funds, at their discretion, to support operations for its commercial real estate financing subsidiaries, Omega Capital Street LLC, and Omega CRE Group LLC.

This equity line serves as a catalyst for OCFN's acquisition "roll-up" growth strategy by enabling the company to now aggressively lock in new acquisition targets and move current pending targets from Letter of Intents, to definitive agreements, and finally to acquisition closings such as the previously announced minority acquisition stake of VFG Securities Incorporated & VFG Advisors Incorporated.

Over the past 6 to 9 months OCFN has developed an attractive, balanced, risk-adjusted pipeline of prospective commercial real estate lending opportunities that illustrates their loan origination discipline. Moreover, the loan origination programs of OCFN's lending subsidiaries are well positioned to begin judiciously employing the equity-line proceeds towards these loan products moving forward in 2013. Jon S. Cummings IV, President and Chairman, added, "Our funding agreement with LAMBERT will be instrumental in the expansion of our subsidiaries' business operations. I am excited to have the capital support from Lambert Private Equity LLC and the endless opportunities it potentially can bring to OCFN as we move forward with our micro cap growth initiatives."

About Us:

Omega Commercial Finance Corporation is a publicly traded financial services holding company with diversified subsidiaries encompassing up to $180-million in assets under management. These companies provide asset management, investment banking, and capital markets services, insurance, institutional finance, and investment advisory solutions to institutions, corporations, investment advisors, family offices, and individuals, with their principal companies operating in the commercial real estate finance capital markets sector. As a holding company, OCFN combined with its subsidiaries' management teams collectively have 150-years of expertise across these spectrums of business lines.

Safe Harbor

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include all statements that are not statements of historical fact regarding the intent, belief or current expectations of Omega Commercial Finance Corp., its directors or its officers with respect to, among other things: (i) financing plans; (ii) trends affecting its financial condition or results of operations; (iii) growth strategy and operating strategy. The words "may," "would," "will," "expect," "estimate," "can," "believe," "potential," "project," and similar expressions are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those projected in the forward-looking statements.